Exhibit 99.1

Axsome Therapeutics Receives FDA Fast Track Designation for AXS-02 for the Treatment of the Pain of Knee Osteoarthritis Associated with Bone Marrow Lesions

NEW YORK, May 3, 2016 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, received from the U.S. Food and Drug Administration (FDA) Fast Track designation for AXS-02 for the treatment of the pain of knee osteoarthritis (OA) associated with bone marrow lesions (BMLs). There is currently no product approved specifically for this indication.

“We are pleased that the FDA has granted Fast Track status for AXS-02 for the treatment of knee OA pain associated with bone marrow lesions,” said Herriot Tabuteau, M.D., Chief Executive Officer of Axsome. “This regulatory decision confirms that this novel indication represents an unmet medical need, and complements the FDA Special Protocol Assessment received for our recently initiated Phase 3 trial.”

AXS-02 is a potent osteoclast inhibitor being developed as an oral, targeted, non-opioid, potentially first-in-class therapeutic for chronic pain. AXS-02 is currently being evaluated in a Phase 3 trial, the COAST-1 study, for the treatment of knee OA associated with BMLs. This study is being conducted pursuant to an FDA Special Protocol Assessment.

The FDA’s Fast Track designation program is designed to aid in the development and expedite the review of drugs that are intended to treat serious or life-threatening conditions. In order to receive Fast Track designation, a product must also demonstrate the potential to address an unmet medical need. Fast Track designation provides greater access to, and more frequent communication with, the FDA throughout the entire drug development and review process, with the goal of getting important new drugs to patients more rapidly. It also provides the opportunity to submit sections of a New Drug Application (NDA) on a rolling basis, where the FDA may review portions of the NDA as they are received instead of waiting for the entire NDA submission. In addition, Fast Track designated products are eligible for Priority Review at the time of NDA submission.

About AXS-02

AXS-02 (disodium zoledronate tetrahydrate) is a potent osteoclast inhibitor being developed as an oral, targeted, non-opioid, potentially first-in-class therapeutic for chronic pain. AXS-02 has a high affinity for bone mineral, and reduces osteoclast activity by inhibiting the farnesyl pyrophosphate synthase (FPPS) enzyme. AXS-02 is being developed for the treatment of complex regional pain syndrome (CRPS), the pain of knee osteoarthritis (OA) associated with bone marrow lesions (BMLs), and chronic low back pain (CLBP). Phase 3 trials are underway with AXS-02 in CRPS and knee OA associated with BMLs, and a Phase 3 trial is planned in CLBP. AXS-02 is an investigational product candidate not approved by the FDA.

About Knee Osteoarthritis (OA) associated with Bone Marrow Lesions (BMLs)

Knee OA is a disorder characterized by periarticular bone changes, progressive loss of articular cartilage, joint space narrowing, and eventual total joint failure. It is clinically manifested by knee pain, significant physical disability, and reduced quality of life. BMLs are regions of increased signal intensity on magnetic resonance imaging (MRI) of the knee in patients with knee OA. BMLs are strongly associated with the presence and severity of knee pain, and predict disease severity and structural progression in patients with knee OA, based on published studies. Results of epidemiological studies suggest that there are approximately 7 million symptomatic patients in the United States, 50 years of age and older, with radiographic knee OA and BMLs.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, including pain, for which there are limited existing treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-02 and AXS-05. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain

(CLBP) associated with Modic changes (MCs). AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 and AXS-05 are investigational product candidates not approved by the FDA. For more information, please visit the company website at www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com

Trout Group Contact:

Marcy Beth Nanus
Senior Vice President
The Trout Group LLC
Tel: 646-378-2927
Email: mnanus@troutgroup.com